EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORP. t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.comt

October 2, 2013

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of RegalWorks Media, Inc. of our report dated September 30, 2013, with respect to the balance sheets as of June 30, 2013, and the related statements of operations , cash flows, and shareholders’ deficit for the period from March 21, 2013 to June 30, 2013, which appears on Form 8-K/A Amendment No.2 of RegalWorks Media, Inc.

Very truly yours,

/s/ PLS CPA
____________________________
     PLS CPA, A Professional Corp.
     San Diego, CA 92111

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